Exhibit 16.1

JAMES STAFFORD

James Stafford

Chartered Accountants

Suite 350 – 1111 Melville Street

Vancouver, British Columbia

Canada V6E 3V6

Telephone +1 604 669 0711

Facsimile +1 604 669 0754

20 December 2006

Securities and Exchange Commission

100F Street N.E.

Washington, D.C

20549

Dear Sirs,

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 29 2006, to be filed by our former client API Nanotronics Corp. We agree with the statements made in response to that item insofar as they relate to our Firm.

Yours truly,

JAMES STAFFORD

“James Stafford”

Per:
J. Bradley Stafford
Chartered Accountant